EXHIBIT III

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the fiscal years 2010, 2011 and 2012 have been audited by KPMG Oy Ab and KPMG, Statsautoriseret Revisionspartnerselskab as indicated in their reports included in the Bank’s previous Form 18-K filings for the fiscal years ended December 31, 2010 and December 31, 2011 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-142934) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

The Control Committee appointed as independent joint auditors for NIB for the financial years 2010, 2011 and 2012, Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and State Authorized Public Accountant Per Gunslev, representing KPMG, Statsautoriseret Revisionspartnerselskab, Denmark, which appointment has been renewed for the financial year 2013.

NORDIC INVESTMENT BANK

STATEMENT OF COMPREHENSIVE INCOME

JANUARY 1—DECEMBER 31,

(in thousands of EURO)

	2010	2011	2012
	EURO	EURO	EURO
Interest income	429,649	499,642	494,064
Interest expense	-195,999	-271,189	-242,370

NET INTEREST INCOME(1)(2)(22)	233,650	228,452	251,693

Commission income and fees received(3)	12,070	10,310	10,620
Commission expense and fees paid	-2,423	-2,203	-2,223
Net profit /loss on financial operations(4)	39,317	7,575	43,288
Foreign exchange gains and losses	2,822	-653	-221

OPERATING INCOME	285,436	243,483	303,157

EXPENSES
General administrative expenses(5)(22)	31,381	32,955	34,291
Depreciation(9)(10)	4,735	4,048	3,611
Impairment of loans(6)(8)	38,489	12,442	56,050

TOTAL EXPENSES	74,604	49,446	93,951

PROFIT/LOSS FOR THE YEAR	210,832	194,037	209,205

Value adjustments on the available-for-sale portfolio	514	—	—

TOTAL COMPREHENSIVE INCOME	211,346	194,037	209,205

(1)-(6), (8)-(10) and (22) above refer to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.